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                                                                      EXHIBIT 99

NEWS RELEASE                                            [WILLIAMS LOGO]


NYSE: WMB


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
DATE:             Nov. 29, 2001

CONTACT:          Jim Gipson                         Rick Rodekohr                      Richard George
                  Williams (media relations)         Williams (investor relations)      Williams (investor relations)
                  (918) 573-2111                     (918) 573-2087                     (918) 573-3679
                  Jim.gipson@williams.com            rick.rodekohr@williams.com         richard.george@williams.com
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WILLIAMS PRESIDENT REAFFIRMS 2001 EARNINGS GUIDANCE; 15% ANNUAL EARNINGS GROWTH

         Steve Malcolm Says Expected Net Exposure Linked to Enron to be Less Than $100 Million TULSA, Okla. -- Steven J. Malcolm, president and chief operating officer of Williams (NYSE:WMB), said today he expects the company to meet or exceed all of its previously announced earnings targets.

         "We are traditionally conservative in managing our risk, so we currently believe our net exposure related to Enron will be less than $100 million," Malcolm said. "Our expected earnings growth further validates our strategy of a balanced approach - investing in strategic energy assets while deploying a marketing company that is focused on offering customers risk management products, versus relying on pure trading activities.

         "We believe we are capable of growing our profitability in the years to come and remain enthusiastic about our business mix. We relish the opportunity to clearly establish our solid position to ultimately continue our demonstrated ability to deliver superior results to our shareholders," he said.

         Malcolm said he believes the company will deliver recurring 2001 earnings per share of $2.40 and has the capacity to deliver an ongoing recurring earnings growth rate estimate of 15 percent or more per year.

ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to innovative, reliable energy products and services.

Williams information is available at www.williams.com.


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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.